Pricing Supplement Dated: 02/17/1998    Rule 424(b)(2)
No: FXS001                              File No. 33-60573
(To Prospectus dated August 8,1995 and Prospectus Supplement dated August 24, 1995.)
                         WELLS FARGO & COMPANY
Medium Term Notes and Subordinated Medium-Term Notes, Series B due
          from 9 Months to 30 Years From Date of Issue.
			Fixed Rate Note
THE NOTE TO WHICH THIS PRICING SUPPLEMENT RELATES IS NOT A
DEPOSIT AND IS NOT INSURED BY THE FDIC OR ANY OTHER FEDERAL AGENCY

CUSIP No. 94974JAA1             Principal Amount: $  25,000,000.00
Trade Date: 02/10/1998          Original Issuance Date: 02/20/1998
Issue Price:  97.75000          Initial Interest Rate:   6.50000%
Seller Agent's Discount         Stated Maturity: 02/20/2013
or Commission    0.00000%       Regular Record Dates: 02/01 & 08/01
Net proceeds to Issuer: $  24,437,500.00

Form:_X_Book Entry __Certificated    Ranking:__Senior_X_Subordinated

Redemption:                          Repayment:
___ The Note cannot be redeemed      _X_The Note cannot be repaid
_X_ The Note may be redeemed         __ The Note maybe repaid prior
                                        to maturity at the option
                                        of the holder.
Earliest Redemption Date:02/20/2002
Redemption Price:        100.00%     Repayment Date:
Annual Redemption Price Reduction:   Repayment Price:
Sinking Fund Redemption Dates:       Sinking Fund Amount:
Discount Note: ___  Yes   _X_  No    Agent: PAINE WEBBER
Total Amount of OID:       0.00      Yield to Maturity:  0.00

Basis of Sale to Public:
___Agent is acting as Agent for sale of Notes to the public at the
   "Issue Price".
___Agent is purchasing Notes as principal for resale to investors and other purchasers at varying prices related to prevailing market prices at the time of resale to be determined by such Agent.
_X_Agent is purchasing Notes as principal for resale to investors and other purchasers at a fixed initial public offering of 100.00% of the Principal.
0ther Provisions:(1)Terms are not completed for certain items above either because such items are not applicable or because the terms are as specified in the Prospectus Supplement.
(2)The terms of the Medium-term Notes and the Subordinated Medium-term Notes, Series B have been amended to provide for maturities from 9 months to 30 years from the Original Issue.
(3)The notes are callable semi-annually on any IPD commencing Date on 30 days notice.